Exhibit 99.1

                AMERICAN SOIL TECHNOLOGIES ANNOUNCES $800,000 IN
                      DEBENTURES CONVERTED TO COMMON STOCK

PACOIMA, CALIFORNIA OCTOBER 31, 2007. American Soil Technologies, Inc. (OTCBB:
SOYL) announced today that FLD Corporation, the company's largest single shareholder, has converted a total of $800,000 of convertible debentures to the company's common stock.

FLD converted $700,000 of debt at $0.50 per share and the balance of the debt at $0.28 per share. FLD's largest shareholder is Louie Visco who is the Board Chairman of American Soil Technologies.

Carl Ranno, the President and CEO of American Soil Technologies, stated, "This conversion will have a very positive impact on the Company's balance sheet by reducing $800,000 in liabilities and increasing shareholders equity by a like amount. This conversion will also eliminate $64,000 in annual interest costs.

Mr. Ranno went on to state " Mr. Visco continues to demonstrate his confidence in the future of American Soil Technologies by converting $1,263,211 from debt to equity in the month of October."

Additional information about the conversion is available in the Company's Form 8-K filing with the Securities and Exchange Commission regarding this debt conversion.

ABOUT AMERICAN SOIL TECHNOLOGIES, INC.

American Soil Technologies is in the $150 billion green industry. The company develops, manufactures and markets cutting-edge technology that decreases the need for water in agriculture and other plant growing businesses, and promotes sustainable growing environments. Through the acquisition of Smart World Organics the Company has entered the multi billion-dollar organic and sustainable soil amendment market in agriculture and other plant growing businesses. The Company has an exclusive license to two method patents with cross-linked and linear polymers as their basis. The Company also holds six patents on a revolutionary new machine, the M-216 Injector, designed to install its liquid products in mature turf as well as some standing crops. The Company also holds a patent on a unique slow release liquid fertilizer.

More product information can be found on the corporate Web sites, located at http://www.americansoiltech.com and www.smartwp.com

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

FOR MORE INFORMATION CONTACT:
American Soil Technologies
Carl P. Ranno
818.899.4686